Exhibit 10.1
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Coupang, Inc. (the “Company”) is to provide a compensation package that enables the Company to attract and retain high-caliber directors and aligns their interests with the interests of the Company’s stockholders.
1.Eligibility
This Policy applies to all members of the Company’s Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries (each, a “Non-Employee Director” and, collectively, “Non-Employee Directors”). Directors who are employees or officers of the Company or its subsidiaries do not receive compensation for their service on the Board.
2.Equity Compensation
Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and subject to the terms and provisions of the Company’s 2021 Equity Incentive Plan (as amended or restated from time to time, the “Equity Plan”) or a successor equity incentive plan, and shall be granted subject to the execution and delivery of any related award agreements, including any exhibits that may be attached thereto, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the Equity Plan. All equity awards granted to Non-Employee Directors hereunder shall be in the form of restricted stock units (“RSUs”), with each such unit representing a contingent right to receive one share of the Company’s Class A Common Stock upon settlement.
Except as otherwise provided by the Board or in any related award agreement or other written agreement between a director and the Company, all equity awards granted hereunder shall be subject to the Non-Employee Director’s continued service to the Company through the applicable vest date.
In the event of a Change in Control (as defined in the Equity Plan), all equity awards granted hereunder to Non-Employee Directors that remain unvested at the time of such Change in Control shall vest in full at the time of a Change in Control.
(a)Annual Equity Awards.
The Company shall pay annual retainers as set forth below:

Exhibit 10.1

Annual Retainer for Board Membership	$300,000
Additional Annual Retainers
•Lead Independent Director	$25,000
•Chair of the Audit Committee	$25,000
•Chair of the Compensation Committee	$20,000
•Chair of the Nominating and Corporate Governance Committee	$15,000
•Member of the Audit Committee (Other than Chair)	$12,500
•Member of the Compensation Committee (Other than Chair)	$10,000
•Member of the Nominating and Corporate Governance Committee (Other than Chair)	$7,500
On the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”), a person who is a Non-Employee Director immediately following the applicable Annual Meeting and who will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be automatically granted an award of RSUs for his or her Board service (an “Annual Award”) with the aggregate dollar value determined based upon the table above and the Committee roles of the applicable Non-Employee Director as of the date of the grant (the “Annual Award Value”). The number of shares subject to an Annual Award will be calculated by dividing the applicable Annual Award Value by the closing price of the Company’s Class A Common Stock on the date of grant, rounded down to the nearest whole share.
Each Annual Award granted will vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next annual meeting of stockholders following the date of grant (the “Annual Award Vest Date”), in each case, subject to the Non-Employee Director’s continued service to the Company through the applicable Annual Award Vest Date.
(b)Initial Equity Awards.
In connection with joining the Board, a new Non-Employee Director may be granted an award of RSUs (an “Initial Award”) with the aggregate dollar value of such Initial Award to be determined by the Board but not to exceed $1,000,000 (the “Initial Award Value”). The number of shares subject to an Initial Award will be calculated by dividing the applicable Initial Award Value by the closing price of the Company’s Class A Common Stock on the date of grant, rounded down to the nearest whole share.
An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Award. No Non-Employee Director shall be granted more than one Initial Award.
Each Initial Award will vest on a schedule determined by the Board at the time of grant, subject to the Non-Employee Director’s continued service to the Company through the applicable vest date.

Exhibit 10.1
(c)Partial Year Board Leadership or Committee Service.
If a Non-Employee Director terminates service in any Board leadership or Committee role prior to the Annual Award Vest Date but otherwise remains as a member of the Board, the applicable lead independent director retainer or Committee retainer will vest, unless a different vest date is provided for by the Board, on the date of termination of the applicable Board leadership or Committee service, on a pro-rata basis to reflect the applicable Non-Employee Director’s length of Board leadership or Committee service, as applicable, during the vesting period, with the pro rata portion determined based on the number of days between the date of grant (inclusive) and the date of termination of the applicable Board leadership or Committee service (inclusive) divided by 365, rounded down to the nearest whole share.
If an incumbent Non-Employee Director is appointed to any new Board leadership or Committee position during his or her tenure on the Board, such Non-Employee Director will be granted an award of RSUs for such new Board leadership or Committee service (a “Partial Year Committee Award”). The grant date for the Partial Year Committee Award will be the date that the Non-Employee Director’s appointment to the applicable Board leadership or Committee position is effective, unless otherwise provided by the Board. The aggregate dollar value of the Partial Year Committee Award will be based on the annual retainers set forth in the table above but prorated to reflect the length of service in such new role, with the pro rata portion determined based on the number of days between the date of grant (inclusive) and the first Annual Award Vest Date to occur after the grant date (inclusive) divided by 365, rounded down to the nearest cent (the “Partial Year Committee Award Value”). The number of shares subject to a Partial Year Committee Award will be calculated by dividing the applicable Partial Year Committee Award Value by the closing price of the Company’s Class A Common Stock on the date of grant, rounded down to the nearest whole share.
Each Partial Year Committee Award granted will vest in full on the first Annual Award Vest Date to occur after the applicable grant date, subject to the Non-Employee Director’s continued service to the Company through the applicable Annual Award Vest Date.
3.Director Pay Limit
The total amount of cash retainers paid and equity awards (valued based on the grant date fair value) granted by the Company to any Non-Employee Director hereunder for his or her service on the Board shall not exceed $750,000 in any calendar year or $1,000,000 in the calendar year when a Non-Employee Director first joins the Board.
4.Expense Reimbursement
All Non-Employee Directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging, and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board-related business. In each case and unless otherwise provided by the Board, such expenses shall be in accordance with and subject to the Company’s expense reimbursement policy as presented to the Audit Committee of the Board. The Company shall make reimbursement to a Non-Employee Director within a reasonable amount of time following submission by the Non-Employee Director of reasonable written substantiation for the expenses (and in all events not later than the end of the year following the year in which the related expense was incurred).
5.Administration; Amendments
The Board, with the assistance of the Compensation Committee, administers this Policy and may amend this Policy at any time in its sole discretion.

Exhibit 10.1

Policy last amended on June 29, 2023